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                                   EXHIBIT 11
                             BEAZER HOMES USA, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           Quarter Ended
                                                            December 31,
                                                     ----------------------
                                                       1996           1995
                                                     ----------------------
Primary:
    Earnings
       Net income                                     $2,677         $2,900
       Less: Dividend on preferred shares              1,000          1,000
                                                  ----------      ---------

       Net income applicable to common shares         $1,677         $1,900
                                                  ----------      ---------
                                                  ----------      ---------

    Shares
       Weighted average number of unrestricted
          common shares outstanding                6,310,308      6,376,100
       Weighted average number of restricted
          common shares outstanding, net             140,212         87,256
       Dilutive effect of outstanding options
          as determined by the application of
          the treasury stock method                    7,166         64,554
                                                  ----------      ---------

       Weighted average number of shares
          outstanding, as adjusted                 6,457,686      6,527,910
                                                  ----------      ---------
                                                  ----------      ---------

    Primary net income per share                       $0.26          $0.29
                                                  ----------      ---------
                                                  ----------      ---------

    Note: Fully diluted earnings per share, which further assumes the conversion of 2.0 million shares of Series A Cumulative Convertible Exchangeable Preferred Stock issued in August 1995 into 2.6 million shares of common stock at the conversion price of $19.05, is not presented since the effect of such conversion is antidilutive.


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